Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

MORTON’S RESTAURANT GROUP, INC.

at

$6.90 Net Per Share

by

FERTITTA MORTON’S ACQUISITION, INC.

a Wholly-Owned Subsidiary of

FERTITTA MORTON’S RESTAURANTS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 31, 2012, UNLESS THE OFFER IS EXTENDEDOR EARLIER TERMINATED.

December 30, 2011

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated December 30, 2011 (as it may be amended the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) relating to the Offer by Fertitta Morton’s Acquisition, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Fertitta Morton’s Restaurants, Inc., a Delaware corporation (“Parent”), to purchase all issued and outstanding shares of common stock, par value $0.01 per share (he “Shares”), of Morton’s Restaurant Group, Inc., a Delaware corporation (the “Company”), at a price of $6.90 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The Offer Price is $6.90 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 15, 2011, by and among the Company, Parent, Purchaser, Claim Jumper Acquisition Company, LLC, a Nevada limited liability company (“CJAC”), and Fertitta Entertainment, Inc., a Delaware corporation (“FEI”) (as may be amended, the “Merger Agreement”), pursuant to which, after in certain cases completion of the Offer and in any event the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Parent.

4. After careful consideration, the board of directors of the Company has unanimously determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company’s stockholders. Accordingly, the

Company’s board of directors recommends that the Company’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required by applicable law, vote to adopt the Merger Agreement.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 31, 2012, unless the Offer is extended in accordance with the terms of the Merger Agreement or earlier terminated.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless an exemption is established or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the final page hereof. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

MORTON’S RESTAURANT GROUP, INC.

at

$6.90 Net Per Share

by

FERTITTA MORTON’S ACQUISITION, INC.

a Wholly-Owned Subsidiary of

FERTITTA MORTON’S RESTAURANTS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 30, 2011 (as it may be amended, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Fertitta Morton’s Acquistion, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Fertitta Morton’s Restaurants, Inc., a Delaware corporation, to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Morton’s Restaurant Group, Inc., a Delaware corporation, at a price of $6.90 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

Account Number: _______________________________________

Number of Shares Tendered: ________________*

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated: ___________________________________________________________________________________

Signature(s): ______________________________________________________________________________

Print Name(s): _____________________________________________________________________________

Address(es): _______________________________________________________________________________

(include zip code)

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):